Exhibit 21.1

Medalist Diversified REIT, Inc.

List of Subsidiaries

Medalist Diversified Holdings, L.P.

MDR Franklin Square, LLC

MDR Greensboro, LLC

MDR Greensboro HI TRS, LLC

MDR Hanover Square, LLC

MDR Ashley Plaza, LLC

MDR Clemson, LLC

MDR Clemson TRS, LLC

MDR Brookfield, LLC